Exhibit 99.1

News Release

COMPANY CONTACT -NNPP	MEDIA CONTACT - NNPP
Doug Baker	William J. Spina
Chief Financial Officer	781.383.0369
Nano-Proprietary, Inc.	wjs_ptnrs@msn.com
248.391.0612
dbaker@ameritech.net	COMPANY CONTACT - DA LING
Ms. Patty Chen
886 2 2686 3094

NANO-PROPRIETARY, INC. ANNOUNCES LETTER OF INTENT FOR CARBON NANOTUBE TV PILOT LINE

March 20, 2006 - Austin, Texas-based Nano-Proprietary, Inc. (OTC BB: NNPP), today announced that its subsidiary, Applied Nanotech, Inc. has signed a letter of intent with Da Ling Co., Ltd, a corporation based in Taiwan, to enter negotiations to form a joint venture dedicated to constructing and operating a pilot line for Carbon Nanotube Televisions (CNT TV). The joint venture will be owned 50% by Da Ling and 50% by Applied Nanotech.

CNT TVs are next generation displays that are ideal for large (60 inch to 100 inch diagonal) flat screen TVs and compare favorably, both visually and technically, with existing large flat screen technologies. According to the 2003 Fuji Chimera Research Institute report, the market for large flat screen TVs is expected to be $100 billion annually by 2010 and CNT TVs have the potential to capture a significant portion of this market.

“We expect CNT TVs to become the standard in large size flat panel displays,” said Dr. Zvi Yaniv, Chief Executive Officer of Applied Nanotech, Inc. “CNT TVs are expected to retail for as low as $1,300 once they are in full scale production.”

Da Ling is a large diversified company based in Taichung in the Situn District of Taiwan with operations in several industries, including electronics. Da Ling previously organized a consortium of companies that invested $100 million in a pilot line for a large flat screen display using polymer light emitting diodes (“PLED”).

“We are excited about this new technology and the business potential for the large area TV market,” said Mr. Sunny Tsai, President of Da Ling Co., Ltd. “Taiwan is one of the world’s leading manufacturing centers for LCD Monitors and TVs and we are determined, that with the help of our strategic partner, ANI, that Taiwan hold that position in the coming transition to the next generation of large flat panel displays. The project team that we previously organized will be to our advantage in the coming endeavor with ANI.”

Da Ling will be responsible for managing and funding the joint venture, which will include securing the equipment and location, staffing the facility, and paying all operating costs. Da Ling expects to invest approximately $10 million for equipment alone into the joint venture. Applied Nanotech will provide its expertise related to the application and implementation of the CNT technology.

Under the terms of the letter of intent, Da Ling and Applied Nanotech have until June 30, 2006 to negotiate and finalize a joint venture agreement. Once the joint venture agreement is signed, Da Ling will pay Applied Nanotech $1 million for delivering its knowledge and know-how.

The joint venture agreement will not include a license to any of the technology used in the pilot line; however it will include pre-negotiated terms for a license agreement to be consummated if the pilot line is successful and the parties decide to move to manufacturing and commercialization. These terms are yet to be determined, but will include an upfront payment and an ongoing royalty at parity with standards in the flat panel TV industry.

“We are extremely pleased to be working with Da Ling on this project,” said Dr. Yaniv. “This being the second pilot line established using carbon nanotubes and our processes since November 2005 (see press release of November 28, 2005) is testimony to both the quality of our intellectual property and that the use of carbon nanotubes in displays is continuing to gain momentum.

ABOUT DA LING, CO LTD.
Da Ling, Co., Ltd. is a diversified company based in Taiwan involved in the electronics, construction, housing, and construction materials industries. Da Ling has manufacturing operations established in China, Vietnam and Indonesia. Da Ling maintains strong relationships with commercial and investment groups in Taiwan.

ABOUT NANO-PROPRIETARY, INC.
Nano-Proprietary, Inc. is a holding company consisting of two wholly-owned operating subsidiaries. Applied Nanotech Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the field of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. Electronic Billboard Technology, Inc. (EBT) possesses technology related to electronic digitized sign technology. The Companies have over 200 patents or patent applications pending. Nano-Proprietary’s business model is to license its technology to partners that will manufacture and distribute products using the technology. Nano-Proprietary’s website is www.nano-proprietary.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in Nano-Proprietary’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s web site listed below. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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